Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

TRX, INC.

I.

CORPORATE NAME

The name of the Corporation is: TRX, Inc. (hereinafter, the “Corporation”).

II.

PURPOSE OF CORPORATION

The Corporation is organized for the purpose of engaging in any and all lawful businesses not specifically prohibited to corporations for profit under the laws of the State of Georgia, and the Corporation shall have all powers necessary to conduct any such businesses and all other powers enumerated in the Georgia Business Corporation Code (the “Code”) or under any act amendatory thereof, supplemental thereto or substituted therefor.

III.

AUTHORIZED SHARES

Section 3.1. Common Stock: The Corporation shall have authority to issue not more than One Hundred Million (100,000,000) shares of Common Stock, par value $.01 per share (the “Common Stock”), which shall have unlimited voting rights and be entitled to receive the net assets of the Corporation upon dissolution.

Section 3.2. Shares Acquired by the Corporation. Shares of Common Stock that have been acquired by the Corporation shall become treasury shares and may be resold or otherwise disposed of by the Corporation for such consideration, not less than the par value thereof, as shall be determined by the Board of Directors, unless or until the Board of Directors shall by resolution provide that any or all treasury shares so acquired shall constitute authorized, but unissued shares.

Section 3.3. Preferred Stock. The Corporation shall have the authority to issue not more than Ten Million (10,000,000) shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”). The Board of Directors may fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of each class of shares of stock, including without limitation the voting rights, dividend rate, conversion rights, redemption price and liquidation preference of any series of shares of Preferred Stock and to fix the number of shares constituting any such series, and to increase or decrease the number of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.

IV.

REGISTERED OFFICE AND AGENT

The street address and county of the registered office of the Corporation is 6 West Druid Hills Drive, Atlanta, Dekalb County, Georgia 30329. The registered agent at such office shall be Norwood H. Davis, III.

V.

PRINCIPAL OFFICE

The mailing address of the principal office of the Corporation is 6 West Druid Hills Drive, Atlanta, Georgia 30329.

VI.

DIRECTORS

Section 6.1. Vacancy. Any director may resign at any time, upon written notice to the Corporation. The entire Board of Directors or any individual director may be removed at any time. During the intervals between annual meetings of shareholders, any vacancy occurring in the Board of Directors caused by resignation, removal, death or other incapacity, and any newly created Directorships resulting from an increase in the number of Directors, shall be filled by a majority vote of the Directors then in office, whether or not a quorum. Each Director chosen to fill a vacancy or a newly created directorship shall hold office until the next election of Directors.

Section 6.2. Authority. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

1. To make, alter or repeal the Bylaws of the Corporation.

2. To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

3. To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

4. By resolution adopted at a regular or special meeting of the Board of Directors, to authorize the issuance of any series of preferred stock or any debt security of the Corporation, with full, limited or no voting power, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be determined by the Board of Directors.

5. By resolution passed by a majority of the whole Board of Directors, to designate one or more committees, each committee to consist of two or more of the Directors of the Corporation, which, to the extent provided in the resolution or in the Bylaws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the Bylaws of the Corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

6. When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a shareholders’ meeting duly called for that purpose to sell, lease or exchange all of the property and assets of the Corporation, including its goodwill and its corporate franchises, upon such terms and conditions and for such consideration, which may be in whole or in part shares of stock in, and/or other securities of, any other business entity or entities, as its Board of Directors shall deem expedient and for the best interests of the Corporation.

VII.

LIMITATIONS ON DIRECTOR AND OFFICER LIABILITY

No Director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of duty of care or other duty as a Director or officer, except for liability (1) for any appropriation, in violation of his duties, of any business opportunity of the Corporation; (2) for acts or omissions which involve intentional misconduct or a knowing violation of the law; (3) for the types of liability set forth in Section 14-2-832 of the Code; or (4) for any transaction from which the Director received an improper personal benefit. If the Code is amended after the effective date of this Article to authorize corporate action further limiting the personal liability of Directors or officers, then the liability of a Director or officer of the Corporation shall be limited to the fullest extent permitted by the Code, as so amended. Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a Director or officer of the Corporation existing at the time of such repeal or modification.

VIII.

ACTION WITHOUT MEETING

In addition to and not in limitation of any other provisions of the Code and the bylaws of the Corporation, any action required or permitted to be taken at a shareholders meeting may be taken without a meeting of the shareholders if the action is evidenced by one or more written consents describing the action taken, signed by the shareholders who would be entitled to vote at a meeting that number of shares having voting power to cast not less than the minimum number (or numbers, in the case of voting by groups) of votes that would be necessary to authorize or take the action at a meeting at which all shareholders entitled to vote were present and voted. No written consent signed under this provision shall be valid unless the consenting shareholder has been furnished the same material that, under the Code, would have been required to be sent to shareholders in a notice of a meeting at which the proposed action would have been submitted to the shareholders for action, or it contains an express waiver of the rights to receive such material.

IX.

AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation as of the          day of                         , 2001.

TRX, INC.

By:

Name:

Title:

CERTIFICATE OF AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF TRX, INC.

Pursuant to Section 14-2-1007 of the Georgia Business Corporation Code, TRX, Inc., a Georgia corporation, hereby certifies that:

I.

The name of the corporation is: TRX, Inc.

II.

Pursuant to Section 14-2-821 of the Georgia Business Corporation Code, the Board of Directors of the Corporation duly adopted resolutions on                     , 2001 setting forth and declaring advisable that the Corporation amend and restate its Articles of Incorporation by deleting the provisions thereof in their entirety and substituting in lieu thereof new provisions so that, as amended and restated, the provisions shall read in their entirety as hereinafter set forth.

III.

The Amended and Restated Articles of Incorporation contain amendments which require shareholder approval.

IV.

Pursuant to Section 14-2-704 of the Georgia Business Corporation Code, a majority of the shareholders of the Corporation duly adopted on                     resolutions approving and adopting the Amended and Restated Articles of Incorporation.

V.

The Amended and Restated Articles of Incorporation supersede the original Articles of Incorporation and all amendments thereto.

VI.

The Amended and Restated Articles of Incorporation are attached hereto.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amended and Restated Articles of Incorporation to be executed by its duly authorized officer this 16th day of November, 2001.

TRX, INC.

By:	/s/ Timothy J. Severt

Name:	Timothy J. Severt

Title:	Executive Vice President of Administration